RELEASE AND SETTLEMENT AGREEMENT

1. DEFINITIONS AND RECITALS

For the purposes of this Release and Settlement Agreement ("Release"), the following terms shall have the following meanings:

a. **"POINT.360"** shall refer to Point.360, a California corporation, and to its parents, subsidiaries, affiliates, agents, servants, employees, officers, directors, shareholders, predecessors, successors and assigns.

b. **"HCVT"** shall collectively refer to Holthouse, Carlin & Van Trigt LLP, a California limited liability partnership, and to its agents, servants, predecessors, successors, assigns, partners, employees, insurers and attorneys including, without limitation, and solely for purposes of this Release, Philadelphia Insurance Companies, a member of the Tokio Marine Group.

c. **POINT.360** and **HCVT** shall be referred to herein occasionally as "the parties."

d. The claims which are the subject of this Release were made by **POINT.360** based upon professional services previously rendered by **HCVT** to **POINT.360** in connection with and/or arising out of a transaction between **POINT.360** and DG FastChannel, Inc., and as specifically described in that certain letter from Daniel P. Hogan, counsel for **POINT.360**, to the Hon. Diane Wayne (Ret.) of JAMS dated March 3, 2011, all hereinafter referred to collectively

and defined for purposes of this Release as "the dispute." The parties participated in mediation before Judge Wayne at JAMS in Santa Monica, California on February 16, 2011.

e. **HCVT** and **POINT.360** have now, in good faith, determined to resolve and to settle the dispute in order to avoid the risks and expense of further disagreement and possible litigation. Said parties agree to bear their own attorneys' fees, expenses and costs incurred in connection with the dispute. **POINT.360** does, by this Release, intend fully and finally to release all claims and resolve all claims against **HCVT**, whether known or unknown, foreseen or unforeseen, regarding the dispute referred to in Paragraph 1(d) above. This Release shall be deemed effective as of the date the consideration described in Paragraph 2, below, is delivered to counsel for **POINT.360**, or directly to **POINT.360** at its option, and a fully executed original copy of this Release has been delivered to counsel for **HCVT**.

2. CONSIDERATION

In consideration of the payment by and on **HCVT's** behalf to **POINT.360** of the sum of One Million Dollars and No Cents ($1,000,000.00), payable to "Point.360," and subject to all terms and conditions of this Release, **POINT.360** does hereby release and forever discharge **HCVT** from any and all liability of every kind and nature concerning the dispute referred to in Paragraph 1(d) above in accordance with the provisions of Paragraph 3, below. Payment of said consideration is to be delivered to counsel for **POINT.360**, or directly to **POINT.360** at its option,

within thirty (30) days following execution of this Release and delivery of a fully executed original copy thereof to counsel for **HCVT**.

3. **GENERAL RELEASE**

POINT.360 understands and agrees that this Release constitutes a full and final release applying to any and all unknown and unanticipated injuries, debts, claims or damages of every kind or nature whatsoever, as well as those now known or disclosed, constituting or arising out of the dispute referred to in Paragraph 1(d), above. **POINT.360** further understands and agrees that, with respect to all such claims, causes of action, liabilities and/or demands, this Release constitutes a general release; and **POINT.360** has been advised of and fully understands the provisions of Section 1542 of the California Civil Code, and on that basis, expressly and specifically waives all rights under said statute, which provides as follows:

> "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

POINT.360 realizes and acknowledges that it may hereafter discover facts different from or in addition to those which it now believes to be true with respect to the matters covered by the terms of this Release and agrees that this Release shall be and remain effective in all respects notwithstanding such different or additional facts or its, or any other person's or entity's, discovery thereof. Further, **POINT.360** realizes and acknowledges that it may have sustained damages and/or losses that are presently unknown, unanticipated and/or unsuspected and that such losses as

may have been sustained may give rise to additional losses or expenses in the future which are not now known or suspected. Nevertheless, **POINT.360** acknowledges that this Release has been negotiated and agreed upon in light of this realization and, being fully aware of the foregoing, does nevertheless, intend to release, to acquit and forever to discharge **HCVT** as set forth above from any and all such unknown, unanticipated and/or unsuspected claims. This Release is expressly intended to be and is final and forever binding upon the parties hereto and may be raised as a legal bar to any litigation commenced against **HCVT** for matters arising out of the dispute, other than a proceeding brought solely to enforce any term or condition of this Release.

4. ADMISSIONS

The parties understand and agree that this is a compromise settlement of disputed claims, and that neither the making of this Release nor the giving of the consideration described above shall be deemed or construed to be an admission of fault or liability of any kind by **HCVT** in connection with the dispute referred to above at Paragraph 1(d).

5. CONFIDENTIALITY

POINT.360 and their counsel hereby agree to maintain strict confidentiality regarding the fact, amount and substance of the settlement and the nature of the dispute. **POINT.360** and their counsel agree that they will not deliberately publish or report to any third party or parties (except as necessary for tax or legal compliance purposes, or in response to discovery in a legal proceeding), including without limitation, any print, electronic and/or internet

news media, including without limitation, newspapers of general circulation, legal newspapers such as The Recorder or The Daily Journal or any similar print, electronic or internet publications, any of the substantive allegations of fault or wrongful conduct alleged against **HCVT** in the dispute nor any account or description of the substance or amount of the settlement of the dispute. **POINT.360** shall be limited to the following statement if, and only if, it receives an inquiry from a third party regarding the resolution of the dispute: "The matter was resolved to the parties' satisfaction."

6. REPRESENTATION, WARRANTIES AND INDEMNIFICATION

POINT.360 warrants and represents that no third party has been assigned any claim or judgment against **HCVT** and that no third party has a lien or other existing demand to the sum of money referred to in Paragraph 2 above or to any claim by **POINT.360** against **HCVT**. **POINT.360** agrees to indemnify and hold harmless **HCVT** against any loss, cost, damage, expense (including attorneys' fees) or other liability incurred or imposed upon **HCVT** by reason of any person, firm, corporation or governmental entity(ies) claiming to have an interest in the consideration set forth above, or claiming to be an assignee of any claim or cause of action, or claiming to have been damaged as a result of any act, error or omission of **HCVT** arising out of the matters encompassed by the dispute. **POINT.360** further agrees that **HCVT** shall have no responsibility whatsoever to any federal, state or local taxing authority or governmental entity(ies) for any damage arising out of the matters encompassed by the dispute, or the consequences, if any,

arising out of the payment of the consideration recited herein and any related reporting of same to said taxing authorities or governmental entity(ies), or any purported allocation or characterization of such consideration by **POINT.360**, and that all such responsibility is exclusively that of **POINT.360**. **POINT.360** further agrees to defend, indemnify, and forever hold harmless **HCVT** from and against any and all claims made against **HCVT** by any federal, state or local taxing authority or governmental entit(ies) arising out of **POINT.360's** reporting of the consideration to said taxing authorities.

7. HEIRS, SUCCESSORS AND ASSIGNS

It is understood and agreed that the agreements, undertakings, acts and other things done or to be done by the parties pursuant to this Release shall run to and be binding upon their heirs, successors, executors, administrators and assigns.

8. COUNTERPARTS

It is agreed by the parties that this Release may be executed in counterpart form and copies thereof transmitted electronically or via facsimile, and that any such counterpart copy when executed by any party hereto shall be legally binding and enforceable against said party.

9. DISPUTE REGARDING RELEASE

The parties expressly agree that in the event of any disagreement or controversy regarding this Release or any of its terms or conditions that they shall, before undertaking any legal action, meet collectively with the Hon. Diane Wayne (Ret.) of JAMS to seek in good faith to effect

a compromise or resolution of any such disagreement or controversy, each side to bear one-half the costs of any such meeting with Judge Wayne.

10. **CONCLUSION**

This Release contains the entire agreement between the parties hereto concerning the dispute referred to above at Paragraph 1(d). The terms of this Release are contractual and not a mere recital, and are governed by the laws of the State of California. The headings which appear herein are for organizational purposes only and are not intended to be construed as forming a part of this Release. This Release is executed without reliance upon representations by any person concerning the nature or extent of damages or legal liability therefor. This Release shall be deemed to have been drafted jointly by the parties hereto and will not be construed against any such party. Neither the settlement of the dispute nor the execution of this Release shall have any effect upon any existing obligations of **POINT.360** to pay **HCVT** for accounting services rendered, or to be rendered, to **POINT.360**.

THIS SPACE INTENTIONALLY LEFT BLANK

11. **REPRESENTATION AND EXECUTION**

IN WITNESS WHEREOF, this Release has been executed on the date(s) hereinafter indicated:

I, Alan Steel, the Executive Vice President, Finance and Administration, and Chief Financial Officer of **POINT.360** hereby represent and declare that I have read the foregoing Release, that I understand the terms and legal effect thereof, that I have full authority to execute this Release and that I do so as a free act.

POINT.360

Dated: 3/8/11 By: [signature]
ALAN STEEL
Executive Vice President, Finance and Administration and Chief Financial Officer

APPROVED AS TO FORM:

McCABE & HOGAN, P.C.

Dated: ____________________ By: ____________________
DANIEL P. HOGAN
Attorneys for **POINT.360**

HC21-000014
3778790.1